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For Immediate Release...

   October 10, 2002

              ICG ANNOUNCES COMPLETION OF FINANCIAL RESTRUCTURING
                   RECEIVES CONFIRMATION OF BANKRUPTCY PLAN

         Englewood, Colo. - ICG Communications Inc., a facilities-based Internet and voice services company announced today it is emerging from U.S. Bankruptcy Chapter 11 protection. The bankruptcy Court confirmed the company's Modified Plan of Reorganization following a recently completed vote by ICG's creditors that overwhelmingly accepted the Plan.
         "This is a great day for ICG, our customers and our employees," said Randall E. Curran, chief executive officer, ICG. "We have a conservative balance sheet, adequate funding to provide quality service to our customers and we continue to expand our network footprint and product offerings."
         Pursuant to the Modified Plan of Reorganization, ICG will distribute approximately eight million new shares of common stock to certain classes of creditors. The company's common stock will be traded over the counter under the symbol ICGCV. ICG will also issue warrants to certain creditors, which will be traded over the counter under the symbol ICGCW.
         ICG emerges with $25 million in exit financing, approximately $205 million in short term and long term debt and $94 million in cash. The company reported approximately $40 million in EBITDA on approximately $500 million in revenue for the year ending December 31, 2001. For the six months ended June 30, 2002, ICG reported total revenue of $214 million and $35 million in EBITDA.
         ICG Communications, Inc. is a facilities-based Internet, data and voice communications company with a national footprint and extensive metropolitan fiber. The company's network assets span more than 30 major metropolitan areas, including its headquarters in Denver, Cleveland, Dallas, Los Angeles, San Francisco, Seattle, Atlanta, New York, Boston and Washington D.C. ICG's products include, managed Dial-up Internet access, dedicated Internet access (DIA), voice and Internet Protocol (IP) solutions and fiber optic transport services. ICG serves Internet service providers (ISPs), interexchange carriers and corporate customers with flexible and reliable solutions. For more information about ICG Communications, visit the company's Web site at http://www.icgcom.com.

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